NEWSLETTER SUMMER 2006

North Sea



North Sea oil and natural gas were first discovered in the 1960s. The North Sea, however, did not emerge immediately as a key non-OPEC oil producing area until the 1980s and 1990s, when major discoveries began coming online. Oil and natural gas extraction in the North Sea's inhospitable climate - cold and windy - and at great depths requires sophisticated offshore technology.

Political stability and proximity to major European consumer markets have allowed the North Sea to play a major role in world oil and natural gas markets. As the UK's oil fields mature, the industry's focus has been shifting from searching for new oil discoveries to continuing the productivity of mature fields, as well as developing smaller fields that previously were not considered commercially viable.

Update Quad 14, North Sea



In May 2006, Eternal Energy Corp. announced that it will drill a test well with Oilexco Incorporated to evaluate the Laurel Valley prospect located in Quad 14 in the Outer Moray Firth area of the UK North Sea. Two prospective Jurassic oil targets and the Lower Cretaceous section identified on a 255 square kilometer 3D seismic survey will be evaluated by the Laurel Valley #1 well. The exploration well will test 3 separate zones all with significant potential upside. The Piper, Birch and Kopervik formations have the potential for 52MB, 200MB and 350MB of recoverable reserves respectively.* (*cf., Schachter Asset Management report on IFR June 6, 2006).

Since oil was first discovered in the Outer Moray Firth Basin in 1973, nearly 4 billion barrels of oil have been produced from just over 30 fields.

Eternal Energy will fund 12.50% of the drilling costs and will own a 9.1875% working interest in the project. Drilling operations, using the Sedco 712 rig currently under contract to Oilexco, are anticipated to commence on or before December 31, 2006.

ETERNAL ENERGY CORP

NEWSLETTER SUMMER 2006

As background, it might be of interest to EERG stockholders to be alerted to the challenges of securing a drill rig under today's current market conditions in the North Sea.

Rig Market Tightness

In the short-term, the lack of rig availability is perhaps the biggest challenge faced by the industry, particularly for smaller exploration companies like EERG. Tightness in the rig market is symptomatic of an increasing level of exploration activity. Rig utilization averaged 88% for jack-ups and 66% for the semi-submersibles in 2004. In the first quarter of 2005, 82% of drilling rigs located in the North Sea were contracted to operators; 91% of jack-up rigs were under contract and 75% of semi-submersible rigs were booked. These utilization rates have been increasing steadily throughout 2005 and into the 1st quarter and 2nd quarter of 2006.



While ultimately indicative of the buoyancy of the exploration sector, it also tells the story of the difficulty smaller companies are facing now in booking rig slots, and the associated expense, for their exploration programs. This situation has been exacerbated by efforts from the larger exploration and production companies to circumvent this potential bottleneck by block booking rigs on long-term contracts so as not to be constrained in their own drilling programs. In addition, there have been instances in which rigs have left the North Sea bound for places such as West Africa where they can secure longer term contracts. (cf. Tristone - North Sea: Hype or Hydrocarbons, June 2006)

Oilexco

EERG's primary partner in the Laurel Valley project, Oilexco Incorporated, (TSX: OIL; LSE-AIM: OIL) has gained a reputation as one of the more innovative and aggressive exploration companies in the UK sector of the North Sea.

ETERNAL ENERGY CORP

NEWSLETTER SUMMER 2006



Oilexco is an oil and gas exploration and production company active in the North Sea and the United States. Most of the company's production activities are located in Outer Moray Firth and in Monroe County, Alabama.

Prior to 2002, Oilexco focused on higher risk, higher reward opportunities across North America and evaluated several areas around the world, including the North Sea. Oilexco became the most active exploration driller in the North Sea in 2004 and 2005. Oilexo was a successful bidder on three blocks in the 20th Offshore licencing round and was awarded two licenses in the Central North Sea and one in the Southern Gas Basin. Oilexco drilled the Brenda Prospect in 2003 and the Nicol Field in 2004, both of which encountered oil.

After drilling 14 appraisal and delineation wells, Oilexco is on schedule in the development of its core asset, the Brenda Field. Close to existing infrastructure, Brenda production alone is expected to exceed 32 mb/d of high quality crude by early 2007.



In a recent press release, Oilexco stated that the three completed Brenda production wells are currently capped with sub-sea production Christmas Trees awaiting tie-in to the Brenda manifold. The completion flow tests for the three wells exceeded Oilexco's expectations. Their sand-face productivity indexes and normalized flow calculations suggest a possible combined production rate of 44,000 barrels of oil per day.

Further, with a contracted drilling rig, Oilexco has established a significant portfolio of exploration opportunities including Quad 14 that give the company exposure to significant unrisked reserves.

Our drilling rig: Sedco 712

The Sedco 712 is a design semi-submersible drilling unit capable of operating in harsh environments and water depths up to 1,600 feet. The Sedco 712 rig is a propulsion-assisted semi-submersible drilling vessel capable of drilling to 25,000-feet in water depths of up to 1,600 feet, depending on how it's equipped.

Operating equipment/machinery on the Sedco 712 rig is electrically driven with primary power supplied by the diesel-powered engines.

ETERNAL ENERGY CORP

NEWSLETTER SUMMER 2006



Sedco 712 semi-submersible

Main power is supplied by three EMD 16-645E9 diesels driving three 2400kW generators.

Oilexco recently extended its contract with a subsidiary of Transocean Inc. (NYSE: RIG) for the semi-submersible Sedco 712 for two years; from March 23, 2008 to March 23, 2010 at a rate of $340,000 US per day.

EERG's deal with Oilexco contracts the Sedco 712 for $140,000 USD per day, at considerable savings for EERG stockholders.

Update Quad 41/42, North Sea

Eternal Energy Corp. will be investing 15% ($1.5 million USD) towards the cost of a 5,500 foot exploration well to earn a 10% interest in a 240,000 acre block (970 square kilometres) in Quad 41/42 of the North Sea.

A 3-D seismic survey over a portion (20%) of the block indicated that the Quad 41/42 Lytham prospect can be tested significantly updip from the 41/10-1 well. Seismic data shows over 7,000 acres of closure at the Plattendolomite level.

Based on the estimates and work of Exploration Geosciences Ltd., the prospect generators, the Lytham prospect alone could contain 380-500 BCF of recoverable reserves from three potential reservoirs which will be evaluated by the initial exploration well.

Five additional prospects exist from the 3-D seismic interpretation, and based on the success of the first two prospects, Exploration Geosciences Ltd. anticipate that these could be drilled to develop an additional potential gas reserve of over 200 BCF of gas.
EERG and its existing partners are currently seeking an additional partner who has firm access to a drilling rig. Once this partner is

ETERNAL ENERGY CORP

NEWSLETTER SUMMER 2006



secured, EERG expects that the Quad 41/42 drilling program will commence in the first or second quarter of 2007.

Nevada Update

The Company also owns a contractual right to acquire a 50% interest in over 100,000 gross acres in a developing Mississippian-aged fractured shale project in the Great Basin of Nevada.

One of the hottest plays in the industry today are fractured shale projects. Shales are traditionally the source rocks for much of the hydrocarbon production. By their nature, however, shales are tight and don't usually have the permeability to produce economic reserves. Modern horizontal drilling techniques and hydraulic fracturing technologies have made many of these shales viable targets.

EERG began its pursuit of Mississippian fractured shale plays following Eden Energy's (EDNE) incursion into the Great Basin in Nevada. Nevada is a relatively immature hydrocarbon province and Eden, among others, determined that the prerequisites for potentially exciting fractured shale projects. At the time, there were many good sized contiguous blocks of acreage available at reasonable costs and significant competition had not yet arrived.



Wintertime mapping in the Cherry Creek range

Eden and EERG are using Dr. Allan Chamberlain as their geological consultant in the Great Basin.

Beginning in the early 1980's, Dr. Chamberlain, the founder of Cedar Strat Corp., acquired and began meticulously analyzing a proprietary $200 million stratigraphic database from Shell Oil. The data was re-evaluated using state-of-the art surface gamma ray log analysis in a $25 million, multi-decade research effort. This research also involved extensive fieldwork, and was initially funded by Placid Oil and later, Chevron, Exxon and Texaco.

Most recently, digitization of the data and its computer analysis has greatly aided in assembling a geologic model. Cedar Strat's extensive re-evaluation of Nevada's geology found that, contrary to earlier tectonic and depositional models, thick, thermally mature, organic-rich

ETERNAL ENERGY CORP

NEWSLETTER SUMMER 2006

oil shales ***do*** exist, along with ideal reservoir rock and over-thrust structures that have the potential to contain giant oil pools. The basin itself is complex - lots of folding, faulting and thrusting - so it's a difficult geological setting to understand, but the active tectonics create the potential for natural fracturing in the prospective Mississippian-aged shales.



Mississippian Shale interbedded with Sandstone

EERG's initial involvement with Eden in Nevada is the Big Sand Spring Valley prospect where EERG acquired the right to earn a 50% interest in a 100,000 acre lease block put together by Eden, Cedar Strat Corp. and Dr. Allan Chamberlain. Further geological evaluation is currently being done at Big Sand Spring Valley. Eden elected to pursue another area that it thought might be equally or more prospective, the Cherry Creek prospect. EERG was able to get an option to participate in the Cherry Creek play with Eden should the geologic work happen to prove out. That work is currently being assessed and EERG will make a decision shortly whether to move forward with this play and the Big Sand Spring Valley project or focus solely on BSSV.



Newly Mapped Thrust Fault, "USGS Normal Fault"